Pioneer Power Solutions to Consolidate its North American
Dry-Type Transformer Factories

Affirms commitment to customers in Canada and US

Fort Lee, NJ, August  20, 2015 / PRNewswire / – Pioneer Power Solutions, Inc. (Nasdaq: PPSI) (“Pioneer” or the “Company”), a company engaged in the manufacture, sale and service of electrical transmission, distribution and on-site power generation equipment, today announced that it intends to consolidate its dry-type transformer production activities to a new, larger, state-of-the art facility located in Reynosa, Mexico.

The new facility will be near Pioneer’s existing location in Reynosa, which will be vacated by the second quarter of 2016. In addition, production at Pioneer's facility located in Farnham, Quebec, will be transitioned in stages to Reynosa, by June 2016. This transition is expected to permanently affect approximately 70 jobs at the Farnham location, with no changes expected to Pioneer’s Canada-based staff of sales and engineering personnel dedicated to dry-type transformers.

The plant consolidation is anticipated to significantly reduce Pioneer’s manufacturing cost, make the Company more competitive in its standard and custom product offerings, and assist Pioneer to better serve its North American distribution, OEM and industrial and commercial customers. These changes further Pioneer’s long-term commitment to supporting the distribution transformer needs of its customers in Canada and the U.S.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. manufactures, sells and services a broad range of specialty electrical transmission, distribution and on-site power generation equipment for applications in the utility, industrial, commercial and backup power markets. The Company's principal products and services include custom-engineered electrical transformers, low and medium voltage switchgear and engine-generator sets and controls, complemented by a national field-service organization to maintain and repair power generation assets. Pioneer is headquartered in Fort Lee, New Jersey and operates from 14 additional locations in the U.S., Canada and Mexico for manufacturing, centralized distribution, engineering, sales, service and administration. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com

CONTACT:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

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